Exhibit 99.1

Contact:	Michael J. Berthelot, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX PROVIDES INSIGHT INTO

FISCAL 2013 OPERATING PLAN AND PRELIMINARY RESULTS FOR FISCAL 2012

IRVINE, Calif., August 6, 2012 /PRNewswire-FirstCall/ – PRO-DEX, INC. (Nasdaq: PDEX) reported today that it had completed its budget and operating plan for the fiscal year beginning July 1, 2012 and ending June 30, 2013. The Company also reported that it expected to release results for the fourth quarter and fiscal year ended June 30, 2012 on or about August 31, 2012.

Michael J. Berthelot, Chief Executive Officer of Pro-Dex, said, “In light of the significant challenges facing the Company with the cessation of shipments to our largest customer having occurred in the fourth quarter of fiscal 2012 and the need for us to take fairly significant actions to offset that loss of business, we wanted to report to our shareholders what we are doing to strengthen our Company. We have anticipated this event for several quarters and while some responses could not be taken until we completed the work for that customer, we have acted quickly and directly.”

Mr. Berthelot continued, “As we said at our teleconference in May, we are focused on four critical areas of change which will lead the way for what we believe will be a resurgence in our Company. Of primary importance, we have focused 100% of our efforts on expanding our leadership in the field of powered rotary-driven surgical instruments for the medical and dental markets. This represents a change in direction for the Company, which had previously pursued growth in the contract manufacturing industry. We believe that the higher margins and intellectual property present in the surgical and dental instrument space present far higher value to our shareholders than does the lower margin non-IP centric contract business. To that end, we have reinvigorated our sales and marketing team with the addition of Frank Noone as our Vice President of Sales and Marketing. We have begun a program to update our corporate messaging and marketing materials, and expand our product offerings. We have seen a significant increase in the amount of quoting activity presented to us and we have begun to win new programs in our targeted space, which we believe confirms Pro-Dex’s position as the experts in the field of powered rotary drive surgical instruments. While we have attacked our cost structure in manufacturing and G&A, we have not diverted a significant amount of resources away from our sales, marketing, engineering and quality departments, as therein lies the base for the future growth of our Company.”

The Company reported that it had reduced its workforce by 20% over the past year, with the first major reduction in force taking place in November 2011 and a second in June 2012. In addition, remaining associates, including corporate officers, saw their base compensation reduced 5% effective July 1st. The headcount reductions, which included manufacturing and G&A staff, are expected to reduce costs by $665,000 from fiscal 2012 to 2013. The salary reduction plan, which is expected to be temporary, is expected to save approximately $50,000 each quarter it is in effect.

The Company also reported that it had conducted a line item review of every item in its budget, including manufacturing costs, as well as SG&A expenses, with the intent of reducing such expenditures as much as possible. Fiscal 2013 manufacturing costs, including personnel costs, are expected to be reduced approximately 27% or $1.6 million from 2012’s level, which the Company believes is sufficient to meet its existing manufacturing commitments. In addition, the Company reported that it was undertaking several other manufacturing cost reduction measures, including a targeted 5% reduction in electricity usage, manufacturing cost analyses of major components, and re-evaluations of make/buy decisions. Accordingly, even though the Company anticipates a 40% reduction in throughput at its Irvine facility, the Company does not anticipate the need to adjust its standard manufacturing costs, due to the offsetting effect of these fiscal 2013 manufacturing cost reductions.

The Company reported that it expected to reduce its overall fiscal 2013 SG&A spending, including personnel costs, by 25%, or $1.7 million. The Company expects to achieve this level of savings as the result of the previously noted reduction in staffing levels, as well as from putting much of its professional service, insurance, IT, and HR management costs out for bid or price negotiation. In solidarity with the salary reductions of the workforce, the members of the Company’s Board of Directors reduced their retainer fees by 12% and elected to increase their individual workload by leaving one board position unfilled for the time being.

Mr. Berthelot commented, “One of the major changes in our approach to cost is reflected in our efforts to reduce lead times. In the past, we did not order component parts until we received a purchase order from a customer, even though that customer may have had a long-standing history of ordering the same product from us. This may have irritated our customers because of longer lead times for certain components and led to small batch processing for internally produced components and small lot purchasing of expensive outsourced parts, especially motors and cables, all of which increase our costs. We have recently begun to negotiate frame contracts with our larger customers which provide for 12-18 month purchasing commitments and which now permit us to “level-load” our shop over the long term and purchase outside parts in larger lots at lower prices. While we share these cost savings with our customers through volume discounts, we believe these longer term agreements not only strengthen our relationships with key customers by reducing our lead times but also serve as long-term cost reducers. This change in approach is reflected by our backlog of firm orders, which was $7.1 million after excluding orders from our then-largest customer at June 30, 2011, and which stands at $8.9 million as of July 31, 2012.”

Hal Hurwitz, the Company’s Chief Financial Officer, said, “While we do not ordinarily believe in providing guidance for future periods, we do believe that when a Company is undergoing the level of change that we are seeing, it is incumbent to share the Company’s plans and expectations with its shareholders. Accordingly, our fiscal 2013 operating plan is based on forecast revenues of $11.4 million and income from continuing operations before non-cash charges essentially at breakeven, which would generate a net loss of approximately $540,000. We expect our cash flow to be strong and our capital expenditures budget of $393,000 to be only slightly above fiscal 2012’s $345,000. Of course, many things can and will happen during the course of a year, some good and some not so good. It is our intent to maximize the former and avoid, to the extent possible, the latter. As a precaution, I refer you to the safe harbor statement relative to forward-looking statements which appears at the end of this release.”

Mr. Hurwitz continued, “We expect to release our final audited results for the fiscal year ended June 30, 2012 on or about August 31st. On a preliminary basis however, we expect the year to reflect approximately (i) revenues of $17.2 million, (ii) an operating loss from continuing operations before non-cash charges of $645,000, and (iii) a net loss of $850,000. It is important to note that fiscal 2012 included nearly $485,000 of severance costs associated with the replacement of our CEO and Vice President of Sales, and the two previously mentioned reductions in force.”

Mr. Berthelot said, “We finished fiscal 2012 with approximately $4.1 million of cash on hand and anticipate generating positive cash flow in fiscal 2013, which we currently believe will be in excess of our operational needs for the near future. We understand that this cash is our shareholders’ cash, and with that in mind we are evaluating plans to return some of that cash to our shareholders in the form of stock buy-backs, dividends, or a combination of both. We will evaluate these alternatives during our fiscal first and second quarters and, with an eye towards the uncertain tax situation in calendar 2013, hope to make every effort to implement a cash return strategy during the fourth calendar quarter, subject of course to our actual operating results meeting or exceeding our plan.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2013 operating plan today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on August 20, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering account number 286 and conference I.D. number 398515. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

PRO-DEX, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA TO GAAP DATA

Loss From Continuing Operations

(in thousands)

(unaudited)

	Operating Plan for the Year Ending June 30, 2013	For The Year Ended June 30, 2012
Income (loss) from continuing operations before non-cash charges	$8	$(643)
Non-cash charges
Depreciation	596	587
Stock-based compensation	161	108

Loss from continuing operations	$(749)	$(1,338)